EXHIBIT 99.1

NEUROCRINE BIOSCIENCES, INC.

POLICY FOR RECOUPMENT OF INCENTIVE COMPENSATION

Adopted February 6, 2017

1.	INTRODUCTION

The Board of Directors (the “Board”) of Neurocrine Biosciences, Inc. (the “Company”) has determined that it is in the best interests of the Company to adopt this policy (the “Policy”) providing for the Company’s recoupment of certain Incentive Compensation (as defined below) paid to Affected Officers (as defined below) of the Company under certain circumstances.

This Policy shall be administered by the Board and, except as specifically provided herein, the Board shall have full and final authority to make any and all determinations required under this Policy. Any determination by the Board with respect to this Policy shall be final, conclusive and binding on all interested parties. The Board may amend or terminate this Policy at any time. The Board may delegate determinations to be made under the Policy to the Compensation Committee of the Board, and in the event of any such delegation, references to the “Board” in this Policy shall be interpreted to mean the Compensation Committee.

This Policy is subject to revision upon the adoption of federal regulations implementing the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act and/or any associated listing standards enacted by national securities exchanges on which the Company’s securities are then listed.

2.	EFFECTIVE DATE

This Policy shall apply to all Incentive Compensation paid or awarded on or after the date of adoption of this Policy, as and to the extent permitted by applicable law.

3.	DEFINITIONS

For purposes of this Policy, the following terms shall have the meanings set forth below:

“Affected Officer” shall mean a current or former executive officer of the Company who was at the relevant time designated by the Board as an officer for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

“Incentive Compensation” shall mean any compensation that is earned, granted or vested based in whole or in part on the attainment of a financial reporting measure.

“Misconduct” shall mean a knowing violation of Securities and Exchange Commission rules and regulations or the willful commission of an act of fraud or dishonesty in the performance of a person’s duties.

4.	RECOUPMENT

If (a) the Company is required to prepare an accounting restatement for any fiscal quarter or year commencing after the adoption of this Policy due to the material noncompliance of the Company with any financial reporting requirement, and (b) it is determined that Misconduct contributed to the noncompliance that resulted in the obligation to restate the Company’s financial statements, the Company may seek to recover and claw back from any Affected Officer whose Misconduct contributed to the noncompliance which resulted in the obligation to restate the Company’s financial statements, the Incentive Compensation listed in paragraphs A and B below to the extent received by the Affected Officer during the twelve month period preceding the date on which the Company was required to prepare such an accounting restatement:

A.	with respect to any Incentive Compensation that constitutes cash bonus compensation, up to the full amount of the difference between any such cash bonus compensation received by the Affected Officer that was determined based on the financial statements that were subsequently restated, and the lower cash bonus compensation to which the Affected Officer would have been entitled had such financial statements been properly reported; and

B.	with respect to any Incentive Compensation that constitutes an equity incentive award (or the vesting of an equity incentive award), up to the full amount of the difference between any such award (or the vesting of such award) received by the Affected Officer that was determined based on the financial statements that were subsequently restated, and the lesser amount of such award (or the lesser vesting of such award) to which the Affected Officer would have been entitled had such financial statements been properly reported.

5.	SOURCES OF RECOUPMENT

To the extent permitted by applicable law, the Board, in its discretion, may seek recoupment from the Affected Officer from any of the following sources: prior Incentive Compensation payments; future Incentive Compensation payments; cancellation of outstanding Incentive Compensation; and direct repayment. To the extent permitted by applicable law, the Company may offset such amount against any compensation or other amounts owed by the Company to the Affected Officer.

If an amount repaid to the Company under this Policy will not be fully deductible by the Affected Officer, the Board may, in its discretion, reduce the amount to be repaid by the amount determined by the Board to reasonably take into account the adverse tax consequences of such repayment to the Affected Officer.

6.	SEVERABILITY

If any provision of this Policy or the application of any such provision to any Affected Officer shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision or application enforceable.

7.	NO IMPAIRMENT OF OTHER REMEDIES

This Policy does not preclude the Company from taking any other action to enforce an Affected Officer’s obligations to the Company, including termination of employment, institution of civil proceedings, or reporting of any Misconduct to appropriate government authorities. This Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer.